Exhibit 2.2

Global Brands Group Holding Limited

9th Floor, LiFung Tower, 888 Cheung Sha Wan Road
People’s Republic of China

As of October 29, 2018

Differential Brands Group Inc.

1231 South Gerhant Avenue

Commerce, CA 30022

USA

Project Legend: Omnibus Closing Letter Agreement (the “Letter Agreement”)

Ladies and Gentlemen:

We refer to the purchase and sale agreement, dated as of June 27, 2018, by and among Global Brands Group Holding Limited (“Parent”), GBG USA Inc. (“Seller”) and Differential Brands Group Inc. (“Purchaser”) (the “Purchase and Sale Agreement”). Unless otherwise defined herein, all capitalized terms used in this Letter Agreement shall have the meanings assigned to such terms in the Purchase and Sale Agreement.

The Parties acknowledge and agree that significant time, cost and effort would be spent by the Parties in determining the Working Capital Adjustment component of the Purchase Price and the related post-Closing review and resolution of any disputed components thereof. Accordingly, the Parties agree that, notwithstanding the Target Working Capital of $332,500,000, the Purchase and Sale Agreement shall be amended and restated as reflected in this Letter Agreement to evidence the agreement of the Parties that the Working Capital Adjustment shall be a fixed amount of $160,000,000.

The Parties hereby agree as follows:

1.	Closing Date.

The Parties agree that the Closing Date shall occur on October 29, 2018.

2.	Purchase and Sale Agreement.

2.1	The definition of “Agreed Closing Date Calculations” set forth in Section 1.1 of the Purchase and Sale Agreement is hereby amended by deleting “, Working Capital Adjustment”.

2.2	The definition of “Business Accounting Principles” set forth in Section 1.1 of the Purchase and Sale Agreement is hereby amended and restated as follows:

“Business Accounting Principles” means the accounting principles and practices used by the Business in the preparation of the Financial Statements.

2.3	The definitions of “Closing Working Capital”, “Current Assets”, “Current Liabilities”, “Net Working Capital” and “Target Working Capital” set forth in Section 1.1 of the Purchase and Sale Agreement are hereby deleted in their entirety.

2.4	The proviso in the definition of “Excluded Taxes” set forth in Section 1.1 of the Purchase and Sale Agreement is hereby amended and restated as follows:

provided, however, that Excluded Taxes shall not include any Taxes taken into account in the calculation of Closing Indebtedness or Closing Transaction Expenses.

2.5	The definition of “Purchase Price” set forth in Section 1.1 of the Purchase and Sale Agreement is hereby amended and restated as follows:

“Purchase Price” shall mean an amount equal to the Base Purchase Price minus (a) the Working Capital Adjustment, minus (b) the amount of Closing Indebtedness, plus (c) the amount of Closing Date Cash, minus (d) the amount of Closing Date Transaction Expenses.

2.6	The final sentence of the definition of “Related to the Business” set forth in Section 1.1 of the Purchase and Sale Agreement is hereby deleted in its entirety.

2.7	The definition of “Transferred Entities” set forth in Section 1.1 of the Purchase and Sale Agreement is hereby amended by inserting “except for Pacific Alliance USA, Inc.” at the end of such definition.

2.8	The definition of “Working Capital Adjustment” set forth in Section 1.1 of the Purchase and Sale Agreement is hereby amended and restated as follows:

“Working Capital Adjustment” shall mean $160,000,000.

2.9	The first sentence of Section 2.3(a) of the Purchase and Sale Agreement is hereby amended and restated as follows:

No later than two (2) Business Days prior to the scheduled Closing Date, Seller shall deliver to Purchaser Seller’s good faith calculation of the Purchase Price based upon (i) the Base Purchase Price minus the amount of the Working Capital Adjustment and (ii) Seller’s good faith estimate of (A)  the amount of Closing Indebtedness, (B) the amount of Closing Date Cash and (C) the amount of Closing Date Transaction Expenses (such calculation of the Purchase Price, the “Estimated Purchase Price”).

2.10	Section 2.4(c) of the Purchase and Sale Agreement is hereby deleted in its entirety.

2.11	The first sentence of Section 2.5(a) of the Purchase and Sale Agreement is hereby amended and restated as follows:

Within ninety (90) days after the Closing Date, Purchaser shall deliver to Parent its calculation of the Purchase Price, together with Purchaser’s good faith proposed calculations of (i) Closing Indebtedness, (ii) Closing Date Cash and (iii) Closing Date Transaction Expenses, in each case, including the components thereof and in accordance with IFRS and consistent with past practices and the definitions thereof (which calculations shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations”); it being acknowledged and agreed that in order to avoid duplication, no individual item or amount shall be taken into account in more than one of the components of the Proposed Closing Date Calculations (or more than once in any individual component of the Proposed Closing Date Calculation above) in calculating the Proposed Closing Date Calculations.

2.12	The ninth sentence of Section 2.5(c) of the Purchase and Sale Agreement is hereby amended and restated as follows:

The Independent Accountant shall deliver to Parent and Purchaser, within such thirty (30) day period, a written report setting forth (i) its adjustments, if any, to the Proposed Closing Date Calculations, and (ii) the calculations supporting such adjustment of the Closing Indebtedness, the Closing Date Cash, the Closing Date Transaction Expenses and the Purchase Price.

2.13	The first sentence of Section 5.10 of the Purchase and Sale Agreement is hereby amended and restated as follows:

Non-Solicitation and No-Hire of Employees. From the Closing Date until the eighteenth-month anniversary of the Closing Date, Parent and Seller (on the one hand) and Purchaser (on the other hand) will not, nor will it permit any of its respective Affiliates (including, in the case of the Purchaser, the Transferred Entities after Closing) to, directly or indirectly, solicit for employment or hire any officer, employee with an annual base compensation of $50,000 or more, or independent contractor of any other Party hereto or its Affiliates, other than any employee or independent contractor whose relationship is terminated by such other Party or its Affiliate without cause at least twelve (12) months prior to such solicitation or hiring; provided that this Section 5.10 shall not prohibit general mass solicitations of employment not directed toward the other party, its Affiliates or its or their officers, employees or independent contractors, nor shall it prohibit the solicitation or hire of any employee whose employment has been terminated by Parent or Seller (on the one hand) or Purchaser (on the other hand) or any of their respective Affiliates (including, in the case of Purchaser, the Transferred Entities after Closing).

2.14	Section 10.7(a) of the Purchase and Sale Agreement is hereby amended and restated as follows:

No Purchaser Indemnified Party shall have the right to recover under Section 7.1(a), Section 7.1(b) or Section 10.2 with respect to any Loss or alleged Loss to the extent the matter forming the basis for such Loss or alleged Loss shall have been taken into account in the determination of Closing Indebtedness, Closing Date Cash or Closing Date Transaction Expenses.

2.15	The following sections of the Seller Disclosure Schedules are hereby amended and restated in accordance with, and as set out in, Exhibit A:

(a)	Section 1.1(a) Net Working Capital;

(b)	Section 1.1(d) Transferred Entities;

(c)	Section 2.4(b)(K) Sublicense Agreement;

(d)	Section 3.2(b) Capitalization;

(e)	Section 3.4(b) Consents and Approvals;

(f)	Section 3.7 Litigation;

(g)	Section 3.10(a) Employee Benefit and Labor Matters;

(h)	Section 3.10(b) List of Business Employees;

(i)	Section 3.10(j) Terminated Employees;

(j)	Section 3.10(k) Notice Requirement for Employees;

(k)	Section 3.16(a) Intellectual Property;

(l)	Section 3.16(d) License Agreements;

(m)	Section 3.17 Material Contracts;

(n)	Section 3.18(b) Real Property;

(o)	Section 3.20(b) Significant Customers and Suppliers;

(p)	Section 5.5 Conduct of Business;

(q)	Section 5.12(a) Letters of Credit and Guarantees;

(r)	Section 5.12(b) Release of Letters of Credit and Guarantees; and

(s)	Section 7.12 Tax Elections.

3.	Miscellaneous.

3.1	The Parties agree that this Letter Agreement satisfies the requirements of Section 2.4(c) of the Purchase and Sale Agreement (without giving effect to Paragraph 2.10 of this Letter Agreement).

3.2	To the extent there is any inconsistency or conflict between the terms of this Letter Agreement and the Purchase and Sale Agreement, the terms and conditions of this Letter Agreement shall apply.

3.3	Except as set forth herein, all of the terms and conditions of the Purchase and Sale Agreement shall remain unchanged and in full force and effect.

3.4	The Parties acknowledge and agree that Article 1 (Definitions; Interpretation), Section 11.1 (Counterparts), Section 11.2 (Governing Law; Jurisdiction and Forum; Waiver of Jury Trial), Section 11.3 (Entire Agreement; Successors and Assigns; Third Party Beneficiaries), Section 11.5 (Notices) and Section 11.6 (Amendments and Waivers) of the Purchase and Sale Agreement shall apply mutatis mutandis to this Letter Agreement as if set forth in full in this Letter Agreement.

[Signature Page Follows]

Sincerely,

GLOBAL BRANDS GROUP HOLDING LIMITED

By:	/s/ Ronald Ventricelli
	Name:	Ronald Ventricelli
	Title:	Chief Financial Officer

GBG USA INC.

By:	/s/ Robert K. Smits
	Name:	Robert K. Smits
	Title:	Secretary

Acknowledged and Agreed:

DIFFERENTIAL BRANDS GROUP INC.

By:	/s/ Lori Nembirkow
	Name:	Lori Nembirkow
	Title:	Senior Vice President, Legal & Compliance

[Signature Page to Omnibus Closing Letter Agreement]